SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Endwave Corporation

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ENDWAVE CORPORATION
130 Baytech Drive
San Jose, California 95134
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On July 21, 2010
Dear Stockholder:
     You are cordially invited to attend the Annual Meeting of Stockholders of Endwave Corporation, a Delaware corporation. The meeting will be held on Wednesday, July 21, 2010, at 8:00 a.m. local time at 130 Baytech Drive, San Jose, California, for the following purposes:
1.	To elect our Board of Directors nominee for director to hold office until the 2013 Annual Meeting of Stockholders and his successor is duly elected and qualified;

2.	To ratify the selection by the Audit Committee of the Board of Directors of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and
3.	To conduct any other business properly brought before the meeting.
     These items of business are more fully described in the Proxy Statement accompanying this Notice.
     The record date for the Annual Meeting is May 28, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
     We will not mail printed proxy materials to most of our stockholders. If you are one of these stockholders, you will have received a notice informing you of the availability of proxy materials and also providing you with instructions on how to vote your shares. Certain of our stockholders, including all stockholders of record and all stockholders that have elected to receive printed proxy materials will receive a printed set of proxy materials and a printed proxy card. We intend to commence mailing to all of our stockholders either a notice or printed proxy materials on or about June 11, 2010.
By Order of the Board of Directors
Curt P. Sacks
Corporate Secretary
San Jose, California
June 11, 2010

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote your shares either by voting electronically or by completing and returning a proxy card as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held
on July 21, 2010, at 8:00 a.m. local time at 130 Baytech Drive, San Jose, California.
The proxy materials are available electronically at https://materials.proxyvote.com/29264A.

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ENDWAVE CORPORATION
130 Baytech Drive
San Jose, California 95134
PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
July 21, 2010
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive either a Notice of Internet Availability of Proxy Materials or printed proxy materials in the mail?
     We will not mail printed proxy materials to most of our stockholders. If you are one of these stockholders, you will have received a Notice of Internet Availability of Proxy Materials (the “Notice”) informing you of the availability of proxy materials and also providing you with instructions on how to vote your shares. Certain of our stockholders, including all stockholders of record and all stockholders that have elected to receive printed proxy materials will receive a printed set of proxy materials and a printed proxy card. We intend to commence mailing to all of our stockholders either a notice or printed proxy materials on or about June 11, 2010.
          We have made these proxy materials available because the Board of Directors of Endwave Corporation (sometimes referred to as the “Company” or “Endwave”) is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may follow the voting instructions in the Notice or simply complete, sign and return the printed proxy card that you received.
How do I attend the annual meeting?
          The meeting will be held on Wednesday, July 21, 2010, at 8:00 a.m. local time at 130 Baytech Drive, San Jose, California. Information on how to vote in person at the annual meeting is discussed below.
Who can vote at the annual meeting?
          Only stockholders of record at the close of business on May 28, 2010 will be entitled to vote at the annual meeting. On this record date, there were 9,794,206 shares of common stock outstanding and entitled to vote.
          Stockholder of Record: Shares Registered in Your Name
          If on May 28, 2010, your shares were registered directly in your name with Endwave’s transfer agent, Computershare Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.
          Beneficial Owner: Shares Registered in the Name of a Broker or Bank
          If on May 28, 2010, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

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          Most beneficial owners will have received a copy of the Notice in the mail. The Notice will provide you with instructions on accessing proxy materials electronically, requesting written proxy materials if you desire and voting your shares. Please follow the instructions in the Notice to ensure your vote is counted.
          Some beneficial owners will have received printed proxy materials and a printed proxy card in lieu of the Notice. If that is the case, simply complete and mail the proxy card to ensure your vote is counted, or follow any other instructions on the proxy card.
What am I voting on?
          There are two matters scheduled for a vote:
•	Election of our Board of Directors nominee as director to hold office until the 2013 Annual Meeting of Stockholders and his successor is duly elected and qualified; and

•	Ratification of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2010.
What if another matter is properly brought before the meeting?
          The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
          You may either vote “For” the nominee to the Board of Directors or you may “Withhold” your vote for the nominee. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:
          Stockholder of Record: Shares Registered in Your Name
          If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.
•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.
          Beneficial Owner: Shares Registered in the Name of Broker or Bank
          Most beneficial owners will have received a copy of the Notice in the mail. The Notice will provide you with instructions on accessing proxy materials electronically, requesting written proxy materials if you desire and voting your shares. Please follow the instructions in the Notice to ensure your vote is counted.
          Some beneficial owners will have received printed proxy materials and a printed proxy card in lieu of the Notice. If that is the case, simply complete and mail the proxy card to ensure your vote is counted, or follow any other instructions on the proxy card.
          To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

3.

How many votes do I have?
          On each matter to be voted upon, you have one vote for each share of common stock you owned as of May 28, 2010.
What if I return a proxy card but do not make specific choices?
          If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the nominee for director and “For” the ratification of the selection of Burr Pilger Mayer, Inc. as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
          We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice or set of proxy materials?
          If you receive more than one Notice or set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials or the Notice, as applicable, to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
          Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:
•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Endwave’s Corporate Secretary at 130 Baytech Drive, San Jose, California 95134.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals due for next year’s annual meeting?
          To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by February 11, 2011, to our Corporate Secretary at 130 Baytech Drive, San Jose, California 95134. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no earlier than March 24, 2011, and no later than by April 23, 2011, or within such other period as is specified in our bylaws. You are advised to review our bylaws, which contain additional requirements concerning stockholder proposals and director nominations.
How are votes counted?
          Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For,” “Withhold” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

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          If you are the beneficial owner of shares held by your broker as your nominee and you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered “routine” under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held by it in the absence of your voting instructions. Non-discretionary items are proposals considered “non-routine” under the rules of the NYSE, including those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or shareholder proposals. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.
How many votes are needed to approve each proposal?
•	For Proposal No. 1, the election of one director, the nominee receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of such director will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.
•	To be approved, Proposal No. 2, the ratification of the selection of Burr Pilger Mayer, Inc. as our independent registered public accounting firm, must receive “For” votes from the holders of a majority of votes present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.
What is the quorum requirement?
          A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding votes entitled to vote at the meeting are represented by stockholders present at the meeting or by proxy. On the record date, there were 9,794,206 shares of common stock. Thus, the holders of 4,897,104 votes must be present in person or represented by proxy at the meeting to have a quorum.
          Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the Chairman of the Meeting or the holders of a majority of votes present at the meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
          Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a current report on Form 8-K within four business days of the annual meeting.
Are proxy materials available on the internet?
          Proxy materials are available at https://materials.proxyvote.com/29264A.

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Proposal 1
Election Of Director
          Our Board of Directors (the “Board”) is divided into three classes, with each class having a three-year term. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.
          Unless the Board determines otherwise, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. This includes vacancies created by an increase in the number of directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the authorized number of directors on the Board) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and has qualified or until the director’s death, resignation or removal.
          The Board presently has three independent members. The nominee named below is currently a director of Endwave who was previously elected by our stockholders. There is one director in the class whose term of office expires in 2010. If elected at the annual meeting, the nominee would serve until the 2013 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until the director’s death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the annual meeting. All current directors who were serving as directors at the time of the 2009 Annual Meeting of Stockholders attended the 2009 Annual Meeting of Stockholders.
          Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. The person nominated for election has agreed to serve if elected, and the Board has no reason to believe that the nominee will be unable to serve.
          The following is a brief biography of the nominee and each director whose term will continue after the annual meeting. The age specified for each director is as of June 11, 2010.
Nominee for Election for a Three-year Term Expiring at the 2013 Annual Meeting of Stockholders
          Joseph Lazzara
          Mr. Lazzara, age 58, has served as a director of Endwave since February 2004. From September 2006 to March 2008, Mr. Lazzara served as the Vice Chairman and a director of Omron Scientific Technologies, Inc. (formerly known as Scientific Technologies, Inc. (NASDAQ: STIZ)), a manufacturer of machine safeguarding products and automation sensors acquired by Omron Corporation in September 2006. Prior to the acquisition of Scientific Technologies, Mr. Lazzara served as the Chief Executive Officer between June 1993 and September 2006, as the President of Scientific Technologies between 1989 and 2006 and as the Treasurer and a director of Scientific Technologies between 1984 and 2006. Mr. Lazzara also served as a Vice President of Scientific Technologies between September 1984 and June 1989. From 2006, Mr. Lazzara also serves as the Vice Chairman and Director of Automation Products Group, Inc., a privately held manufacturer of automation sensors. He also served as Treasurer and a director of Scientific Technologies’ parent company, Scientific Technology Incorporation, from 1981 and 2006. Prior to 1981, Mr. Lazzara was employed by Hewlett-Packard Company, a global technology solutions provider, in Process and Engineering Management. Mr. Lazzara received a B.S. in Engineering from Purdue University and an M.B.A. from Santa Clara University. We believe that Mr. Lazzara’s extensive business expertise, both as the Chief Executive Officer and Board Member of a publicly traded company as well as his technical background qualify him to sit on our Board of Directors.
The Board Of Directors Recommends
A Vote In Favor Of the Named Nominee.

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Directors Continuing in Office Until the 2011 Annual Meeting of Stockholders
          John F. McGrath, Jr.
          Mr. McGrath, age 45, has served as a director of Endwave since January 2005. Mr. McGrath is an Executive in Residence at Kleiner Perkins Caufield & Byers (KPCB), a leading venture capital firm. Prior to KPCB, Mr. McGrath served as Vice President and Chief Financial Officer for Network Equipment Technologies, Inc., a position he held from 2001 to 2009. Prior experience includes Vice President of Finance for Aspect Communications, Director of Finance for TCSI Corporation, and Manager in the High Technology and Manufacturing practice at Ernst & Young. Mr. McGrath is a registered C.P.A. (inactive) in the State of California and holds a B.S. in Accounting from the University of Wyoming and an M.B.A. from the Stanford Graduate School of Business. Mr. McGrath is currently on the board of the Presidio Fund, a publicly traded mutual fund, and has previously served as Audit Committee Chairman on the board of Actel Corporation. We believe that Mr. McGrath’s financial expertise working as the Chief Financial Officer of a publicly traded company, his service as the Audit Committee Chair of another company and his background as a C.P.A. qualify him to sit on our Board of Directors.
          Wade Meyercord
          Mr. Meyercord, age 69, has served as a director of Endwave since March 2004. From 1987 to present, Mr. Meyercord has served as President of Meyercord and Associates, a consulting firm specializing in board of directors and executive compensation. From 1999 to 2002, Mr. Meyercord served as Senior Vice President and Chief Financial Officer of RioPort.com, Inc., a company that delivers an integrated, secure platform for acquiring, managing and experiencing music and spoken audio programming from the Internet. From 1998 to 1999, Mr. Meyercord Served as Senior Vice President, e-commerce of Diamond Multimedia. Prior to 1998, Mr. Meyercord held various management and/or executive level positions with Read-Rite Corporation, Memorex Corporation and IBM Corporation. Mr. Meyercord received a B.S. in mechanical engineering from Purdue University and an M.B.A. in engineering administration from Syracuse University. Mr. Meyercord serves as a member on the Board of Directors of Microchip Technology Inc.. Mr. Meyercord also has served as a member on the Board of Directors of Magma Design Automation and California Micro Devices which was acquired by ON Semiconductor. We believe that Mr. Meyercord’s extensive business expertise, both as a key executive with a number of large technology companies and as a Chief Financial Officer qualify him to sit on our Board of Directors.
Director Continuing in Office Until the 2012 Annual Meeting of Stockholders
          John Mikulsky
          Mr. Mikulsky, age 65, has served as our President and Chief Executive Officer since December 1, 2009. From August 2005 until November 2009, Mr. Mikulsky served as our Chief Operating Officer and Executive Vice President. From May 2001 until August 2005, Mr. Mikulsky served as our Chief Marketing Officer and Executive Vice President, Marketing and Business Development. From May 1996 until April 2001, Mr. Mikulsky served as our Vice President of Product Development. From 1993 until 1996, Mr. Mikulsky worked as a Technology Manager for Balazs Analytical Laboratory, a provider of analytical services to the semiconductor and disk drive industries. Prior to 1993, Mr. Mikulsky worked at Raychem Corporation, most recently as a Division Manager for its Electronic Systems Division. Mr. Mikulsky holds a B.S. in electrical engineering from Marquette University, an M.S. in electrical engineering from Stanford University and an S.M. in Management from the Sloan School at the Massachusetts Institute of Technology. We believe Mr. Mikulsky’s extensive industry knowledge and experience, including his nearly 14 years at Endwave as a Vice President and an Officer, in both technical and leadership roles, qualify him to sit on our Board of Directors.
Meetings of the Board of Directors
          The Board met seven times during 2009. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member.

7.

Independence of the Board of Directors
          As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of our Board of Directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect time to time.
          Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Endwave, its senior management and its independent auditors, the Board has affirmatively determined that the following three directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Lazzara, Mr. McGrath and Mr. Meyercord. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with Endwave. Mr. Mikulsky, our President and Chief Executive Officer, is not an independent director by virtue of his employment with us.
          As required under applicable Nasdaq listing standards, in 2009, our independent directors met seven times in regularly scheduled executive sessions at which only independent directors were present. Each executive session was led by our previous Chairman, Mr. Winn. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Endwave Corporation at 130 Baytech Drive, San Jose, California 95134. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chairman of the Board or the Chairpersons of the Audit, Compensation, or Nominating and Governance Committees.
Information Regarding the Board of Directors and Its Committees
          The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The following table provides membership and meeting information for fiscal 2009 for each of the Board committees:

Nominating and
Name	Audit		Compensation		Governance

Joseph Lazzara	X		X		X *
John F. McGrath, Jr.	X	*
Wade Meyercord			X	*	X
Eric D. Stonestrom**			X		X
Edward C.V. Winn**	X		X		X

Total meetings in fiscal 2009	9		2		2

*	Committee Chairperson

**	Mr. Stonestrom and Mr. Winn both resigned from the Board of Directors in 2010.
          Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate, to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to us.
Audit Committee
          The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit

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Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee is composed of three non-employee directors: Messrs. Lazzara, McGrath (Chairman) and Meyercord. The Audit Committee has adopted a written charter that is available to stockholders on our website at www.endwave.com.
          The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has also determined that Mr. McGrath qualifies as an “audit committee financial expert,” as defined in applicable rules promulgated by the Securities and Exchange Commission, or the SEC. The Board made a qualitative assessment of Mr. McGrath’s level of knowledge and experience based on a number of factors, including his respective formal education and experience as chief financial officer for a public reporting company.
Compensation Committee
          The Compensation Committee of our Board of Directors reviews and approves our overall compensation strategy and policies. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our Chief Executive Officer; reviews and approves the compensation and other terms of employment of our other officers; and administers our stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs. The Compensation Committee is composed of three non-employee directors: Messrs. Lazzara, McGrath and Meyercord (Chairman). All current members of our Compensation Committee are independent within the meaning of Rule 4200(a)(15) of the NASDAQ listing standards. The Compensation Committee has adopted a written charter that is available to stockholders on our website at www.endwave.com
          The responsibilities of the Compensation Committee, as stated in its charter, include the following:
•	developing compensation policies that will attract and retain the highest quality executives, that will clearly articulate the relationship of corporate performance to executive compensation and will reward executives for Endwave’s progress;
•	proposing to the Board of Directors the adoption, amendment and termination of stock option plans, stock appreciation rights plans, pension and profit sharing plan, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans and other similar plans;
•	granting rights, participation and interests in such plans to eligible participants, subject in certain cases to ratification by the Board; and
•	reviewing and approving such other compensation matters as may be necessary or appropriate in view of the Compensation Committee’s overall responsibility.
          Our Compensation Committee plays an integral role in setting executive officer compensation each year. In the first quarter of each year, our Compensation Committee holds a regular meeting in which our Chief Executive Officer and Chief Financial Officer review with the Compensation Committee Endwave’s financial and business performance for the previous year and management’s business outlook and operating plan for the current year. In

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reviewing the prior year’s performance, the Compensation Committee compares our performance to the financial and operational goals set for such year and the bonus targets. In this meeting, the Chief Executive Officer also reviews with the Compensation Committee his assessment of the individual performance of each executive officer, including his own performance, according to a variety of qualitative performance criteria and salary and bonus trends. In addition, during the fourth quarter of each year, the Chairman of the Compensation Committee discusses with the full Board, recent data and current trends in equity ownership programs for comparable companies. Taking into account the information conveyed and discussed at these meetings and the recommendations of our Chief Executive Officer, the Compensation Committee then determines, subject in some cases to ratification by the full Board of Directors:
•	the amount of bonus to be awarded to each executive officer in respect of the prior year’s performance;

•	whether to raise, lower or maintain the executive officer’s base salary for the current year;

•	the bonus targets to be set for the executive officers for the current year; and

•	option grants, if any, to be awarded to each executive officer.
          Each year, the Compensation Committee also reviews with management our Compensation Discussion and Analysis (“CD&A”) and considers whether to recommend that it be included in proxy statements and other filings.
Nominating and Governance Committee
          The Nominating and Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as our directors consistent with criteria approved by the Board; reviewing and evaluating incumbent directors, recommending candidates for election to the Board of Directors; making recommendations to the Board regarding the membership of the committees of the Board; and assessing the performance of management and our Board of Directors. The Nominating and Governance Committee is composed of three non-employee directors: Messrs. Lazzara (Chairman), McGrath and Meyercord. All members of the Nominating and Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Governance Committee has adopted a written charter that is available to stockholders on our website and www.endwave.com.
          The Nominating and Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal and professional integrity and ethics. The Nominating and Governance Committee will seriously consider only those candidates who have demonstrated exceptional ability and judgment and who are expected to be effective, in connection with the other nominees to the Board, in providing the skills and expertise appropriate for us and serving the long-term interests of our stockholders. However, the Nominating and Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Governance Committee considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of Endwave and the Board, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors’ overall service to Endwave during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable rules and regulations promulgated by the SEC and the advice of counsel, if necessary. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. In fiscal 2009, the Nominating and Governance Committee paid no fees to any outside entity or director to assist in the process of identifying or evaluating director candidates.

10.

          The Nominating and Governance Committee will consider any qualified director candidates recommended by stockholders. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Governance Committee at 130 Baytech Drive, San Jose, California 95134 no sooner than 120 days and no later than 90 days prior to the first anniversary of the most recent Annual Meeting of Stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Role of the Board in Risk Oversight
          One of the board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Nominating and Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Typically, the entire Board meets with management at least annually, and the applicable Board committees meet at least annually with the employees responsible for risk management in the committees’ respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the Board’s lead independent director the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.
Stockholder Communications With The Board
          The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Corporate Secretary of Endwave Corporation at 130 Baytech Drive, San Jose, California 95134. These communications will be reviewed by one or more employees of the Company designated by the Board, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). The screening procedures have been approved by a majority of the independent Directors of the Board. All communications directed to the Audit Committee in accordance with our Code of Business Conduct and Ethics that relate to questionable accounting or auditing matters involving Endwave will be promptly and directly forwarded to the Audit Committee without screening.
Code Of Business Conduct and Ethics
          We have adopted the Endwave Corporation Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Endwave Corporation Code of Business Conduct and Ethics is available on our website at www.endwave.com. We will post on our website any amendments to this code or any waivers of this code that apply to directors or executive officers.

11.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1
          The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2009 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged With Governance, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
Mr. John F. McGrath (Chairperson)
Mr. Joseph Lazzara
Mr. Wade Meyercord

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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Proposal 2
Ratification Of Selection Of Independent Registered Public Accounting Firm
          The Audit Committee of the Board of Directors has selected Burr Pilger Mayer, Inc. (“BPM”) as our independent registered public accounting firm for the fiscal year ending December 31, 2010 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. BPM has audited our financial statements since 2005. Representatives of BPM are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
          Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of BPM as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of BPM to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Endwave and its stockholders.
          The affirmative vote of the holders of a majority of the votes present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of BPM. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
Independent Registered Accounting Firm’s Fees
          The following table shows the fees paid or accrued by Endwave for the audit and other services provided by BPM for fiscal 2008 and 2009 (in thousands):

	2008	2009
Audit Fees(1)	$382	$336
Audit-related Fees(2)	—	13
Tax Fees	—	—
All Other Fees	—	—

Total	$382	$349

(1)	Audit fees represent fees for professional services provided in connection with the audit of our annual consolidated financial statements, review of our quarterly condensed consolidated financial statements and services that are normally provided by Burr Pilger Mayer, Inc. in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported above under audit fees. The services provided for the fees disclosed under this category include due diligence and accounting consultations in connection with acquisitions.
Independence of Independent Registered Public Accounting Firm and Pre-Approval Policy
          Our Audit Committee has determined that the provision by BPM of non-audit services is compatible with maintaining the independence of BPM. The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services for up to $5,000. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. During fiscal 2009, all services provided by BPM were pre-approved by the Audit Committee.
The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.

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Security Ownership Of
Certain Beneficial Owners And Management
     The following table sets forth certain information regarding the ownership of our common stock as of May 14, 2010 by: (i) each of our named executive officers; (ii) each director; (iii) our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Except as otherwise indicated, the address of each of the persons set forth below is c/o Endwave Corporation, 130 Baytech Drive, San Jose, California 95134.

	Common Stock
Name and Address	Number	Percent(2)
Entities affiliated with Empire Capital Management, LLC(3)	1,336,592	13.67
1 Gorham Island, Suite 201 Westport, CT 06880
Entities affiliated with Eagle Rock	957,525	9.79
Capital Management(4) 551 Fifth Avenue, 34th Floor New York, NY 10176
Entities affiliated with Dimensional	752,035	7.69
Fund Advisors LP(5) 1299 Ocean Avenue Santa Monica, CA 90401
Entities affiliated with Potomac Capital	597,541	6.11
Management(6) 825 Third Avenue. New York, NY 10022
Edward A. Keible, Jr. (7)**	384,700	3.93
Brett W. Wallace (8)**	6,081	*
John J. Mikulsky(9)	307,298	3.14
Curt P. Sacks(10)	130,959	1.34
Daniel P. Teuthorn(11)	104,011	1.06
Steven F. Layton(12)	97,268	1.00
Joseph J. Lazzara(13)	18,088	*
John F. McGrath, Jr.(14)	17,262	*
Wade Meyercord(14)	17,127	*
All directors and executive officers as a group (7 persons)(15)	692,013	7.08

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*	Less than one percent.

**	Under applicable SEC rules, Mr. Keible and Mr. Wallace constitute “named executive officers” because they served as principal executive officer and principal financial officer, respectively, during fiscal 2009. They are not currently executive officers of the Company, however, and their shares are not included in the line of the table above entitled “All directors and executive officers as a group”.

(1)	This table is based upon information supplied to us by our officers, directors and principal stockholders and upon any Schedules 13D or 13G filed with the Securities and Exchange. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)	Applicable percentages are based on 9,777,536 shares outstanding on May 14, 2010, adjusted as required by rules promulgated by the Securities and Exchange Commission.

(3)	Empire GP, the general partner of Empire Capital, has the power to direct the affairs of Empire Capital, including decisions respecting the disposition of the proceeds from the sale of the Common Stock. Empire Management, the investment manager of the Empire Overseas Fund has the power to direct the affairs of the Empire Overseas Fund, including decisions respecting the disposition of the proceeds from the sale of the Common Stock. Empire Management, pursuant to investment management agreements with Charter Oak, Charter Oak II and Charter Oak Master, has the power to dispose of the proceeds from the sale of the Common Stock with respect to those assets of the Charter Oak Funds under its discretion. Empire Management, pursuant to an investment management agreement with the Enhanced Master Fund, has the power to dispose of the proceeds from the sale of the Common Stock with respect to those assets under its discretion. Messrs. Fine and Richards are the Members of Empire GP and Empire Management, and in their capacities direct the operations of Empire GP and Empire Management.

(4)	The shares are held by EagleRock Master Fund, L.P. (“ERMF”) and EagleRock Institutional Partners LP (“ERIP”). EagleRock Capital Management, LLC (“EagleRock”) is the investment manager of ERMF and ERIP and has sole power to vote and dispose of the shares held by ERMF and ERIP and may be deemed to beneficially own such shares. Nader Tavakoli is the Manager of EagleRock and may direct the voting and disposition of the shares held by ERMF and ERIP and may be deemed to beneficially own such shares.

(5)	Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors, Inc.) (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds”. In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Issuer described in this schedule that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. Mr. Christopher Crossan, Global Chief Compliance Officer, is a General Partner of Dimensional Holdings Inc.

(6)	Potomac Capital Partners LP is a private investment partnership formed under the laws of the State of Delaware. Potomac Capital Management LLC is the General Partner of Potomac Capital Partners LP. Mr. Paul J. Solit is the Managing Member of Potomac Capital Management LLC.

(7)	Includes 242,102 shares issuable upon exercise of options exercisable within 60 days of the date of this table.

(8)	Includes 6,081 shares held jointly in the name of Brett W. Wallace and Deborah S. Wallace.

(9)	Includes 236,393 shares issuable upon exercise of options exercisable within 60 days of the date of this table. If exercised in full within 60 days of the date of this table, 179,150 shares would be subject to repurchase by us.

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(10)	Includes 115,873 shares issuable upon exercise of options exercisable within 60 days of the date of this table. If exercised in full within 60 days of the date of this table, 87,670 shares would be subject to repurchase by us.

(11)	Includes 75,456 shares issuable upon exercise of options exercisable within 60 days of the date of this table. If exercised in full within 60 days of the date of this table, 56,824 shares would be subject to repurchase by us.

(12)	Includes 91,821 shares issuable upon exercise of options exercisable within 60 days of the date of this table. If exercised in full within 60 days of the date of this table, 59,467 shares would be subject to repurchase by us.

(13)	Includes 17,088 shares issuable upon exercise of options exercisable within 60 days of the date of this table. Also includes 1,000 shares held jointly in the name of Joseph J. and Nancy B. Lazzara.

(14)	Represents shares issuable upon exercise of options exercisable within 60 days of the date of this table.

(15)	See footnotes 7 through 14 above, as applicable. Includes 813,122 shares issuable upon exercise of options exercisable within 60 days of the date of this table. If exercised in full within 60 days of the date of this table, 383,111 shares would be subject to a repurchase right by us.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than ten percent stockholders are required by the Securities and Exchange Commission’s regulations to furnish us with copies of all Section 16(a) forms they file.
     To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2009, our officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements except that one report, covering one transaction, was filed late by Empire Capital Management, L.L.C. and three reports, covering 11 transactions, were filed late by EagleRock Capital Management, LLC.

16.

Compensation Of Executive Officers
Compensation Discussion and Analysis
     Our primary objectives with respect to executive compensation are to attract and retain the best possible executive talent, to link annual cash compensation and long-term stock-based compensation to achievement of measurable corporate goals and individual performance, and to align executives’ incentives with stockholder value creation. To achieve these objectives, we have implemented and maintain compensation plans that tie a portion of executives’ overall compensation to our financial performance and common stock price. Overall, the total compensation opportunity is intended to create an executive compensation program that is competitive with comparably-sized companies, as it is these companies with whom we compete most vigorously for executive and technical talent. We refer to these companies in this compensation discussion and analysis as comparable companies.
Role of Compensation Committee and Chief Executive Officer
     Our Compensation Committee approves, administers and interprets our executive compensation and benefit policies and plans. Our Compensation Committee is appointed by our Board of Directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. Our Compensation Committee is comprised of Mr. Joseph J. Lazzara,, Mr. John F. McGrath and Mr. Wade Meyercord. Our Compensation Committee is chaired by Mr. Meyercord, President of Meyercord and Associates, a consulting firm specializing in board member and executive compensation.
     Our Compensation Committee has primary responsibility for ensuring that our executive compensation and benefit program is consistent with our compensation philosophy and corporate governance guidelines and is responsible for determining the executive compensation packages offered to our executive officers. The responsibilities of the Compensation Committee, as stated in its charter, include the following:
•	Developing compensation policies that will attract and retain the highest quality executives, will clearly articulate the relationship of corporate performance to executive compensation and will reward executives for Endwave’s progress;

•	Proposing to the Board of Directors the adoption, amendment and termination of stock option plans, stock appreciation rights plans, pension and profit sharing plan, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans and other similar plans;

•	Granting rights, participation and interests in such plans to eligible participants, subject in certain cases to ratification by the Board of Directors; and

•	Reviewing and approving such other compensation matters as may be necessary or appropriate in view of the Compensation Committee’s overall responsibility.
     Our Compensation Committee plays an integral role in setting executive officer compensation each year. Generally during the fourth quarter of each year, the Chairman of the Compensation Committee discusses with the full Board recent data and current trends in equity ownership programs for comparable companies. Generally in the first quarter of the following year, our Compensation Committee holds a regular meeting in which our Chief Executive Officer and Chief Financial Officer review with the Compensation Committee Endwave’s financial and business performance for the prior year and management’s business outlook and operating plan for the current year. In reviewing the prior year’s performance, the Compensation Committee compares our performance to the financial and operational goals set for such year and the bonus targets set for such year. In this meeting, the Chief Executive Officer also reviews with the Compensation Committee his assessment of the individual performance of each executive officer, including his own performance, according to a variety of qualitative performance criteria and salary and bonus trends. Taking into account the information conveyed and discussed at these meetings and the recommendations of our Chief Executive Officer, the Compensation Committee then determines, subject in some cases to ratification by the full Board of Directors:
•	The amount of bonus to be awarded to each executive officer in respect of the prior year’s performance;

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•	Whether to raise, lower or maintain the executive officer’s base salary for the current year;

•	The bonus targets to be set for the executive officers for the current year; and

•	Option grants and restricted stock units, if any, to be awarded to each executive officer.

Each element of our executive compensation system is described in more detail below.
Comparable Company Comparisons
     Each year, the Compensation Committee reviews the executive compensation programs and amounts at comparable companies. Endwave’s total cash compensation packages are designed to be at the median of total target cash compensation among comparable companies for median performance by comparable executives. Our equity compensation program is designed to provide a percentage ownership of Endwave that is comparable to the median percentage ownership among these comparable companies. However, the individual elements of our executive program (base salary, annual incentive compensation, equity compensation and benefits) may vary from group medians as the Compensation Committee or the Board of Directors deems appropriate.
     Since our initial public offering in 2000, the Compensation Committee has studied comparable companies to calibrate executive compensation. For this purpose, for 2009, the Compensation Committee looked at companies with more than $50 million but less than $200 million in annual revenues as described in the quarterly executive salary survey published by Radford, a unit of Aon Consulting Company, or Radford. We believe this survey is appropriate for benchmarking executive compensation because: the companies surveyed are similar in size, both in terms of revenues and market capitalization, to Endwave; Endwave competes with many of the surveyed companies for executive and technical talent; and companies in the indices are selected independently by Radford. We do not benchmark our executive compensation solely against companies in our industry because few of our competitors are close to our size. Most of our competitors are very large, diversified companies or very small, privately-held companies. Rather, we focus on the companies with whom we compete most vigorously for executive and technical talent.
Elements of Executive Compensation
     Our executive compensation consists of base salary, annual cash incentive, equity plan participation and customary broad-based employee benefits. Consistent with our pay for performance philosophy, the Compensation Committee believes that we can better motivate executive officers to enhance stockholder return if a portion of their compensation is “at risk”— that is, contingent upon the achievement of performance objectives and overall strong company performance. The mix of base salary, annual cash bonus opportunity based on achievement of objectives and anticipated long-term stock-based compensation incentive (in the form of appreciation in shares underlying stock options) varies depending on the officer’s position level. Long-term stock-based compensation has always been a significant component of executive compensation, as we believe that best aligns our executive officers’ interests with that of our stockholders. An annual cash bonus opportunity has historically also formed a significant component of executive compensation; however, as explained in more detail below, it was not a component of executive compensation in 2009 and is not likely to form a significant component of executive compensation in 2010.
     Base Salary: Base salaries for our executives are established based on the scope of their responsibilities, taking into account market compensation paid by comparable companies for equivalent positions. Base salaries are reviewed on an annual basis and any increases are similar in scope to our overall corporate salary increase. For comparison purposes, we have utilized compensation survey data from Radford. Our philosophy is to target executive base salaries near the median range of salaries for executives in equivalent positions at comparable companies. We believe targeting executive salaries at the median relative to comparable companies reflects our best efforts to ensure we are neither overpaying nor underpaying our executives.
     Annual Cash Incentive: Our executive cash incentive compensation plan typically provides for a cash bonus award, payable once per year, that is dependent, in part, upon attaining stated corporate objectives for the prior fiscal year. The goal of our executive cash incentive compensation plan is to reward executives in a manner that is commensurate with the level of achievement of certain financial and strategic goals that we believe, if attained, result in greater long-term shareholder value. The Compensation Committee approves these financial and strategic

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goals on an annual basis. These financial and strategic goals typically have a one-year time horizon. During 2009, the Compensation Committee suspended the cash incentive compensation plan due to the difficult economic environment and its impact on Endwave’s financial performance. Therefore in 2009, the Compensation Committee determined there would be no payment of 2009 annual bonuses for our Chief Executive Officer or our other officers. For 2010, the Compensation Committee has not established any cash incentive program, but may determine to award bonuses on a discretionary basis, which it currently does not intend to do unless Endwave is profitable in 2010.
     Stock Options and Restricted Stock Units: We believe that stock ownership is an important factor in aligning corporate and individual goals. Therefore, we utilize stock options and, beginning in 2010, restricted stock units, to encourage long-term performance, with excellent corporate performance (as manifested in our common stock price) and extended officer tenure producing potentially significant value. Upon joining Endwave, executive officers have received an initial stock option grant. This grant has been based on relevant industry comparisons including data from Radford and were intended to be commensurate with the experience level and scope of responsibilities of the incoming executive officer. In addition, all executive officers receive annual option grants, and beginning in 2010, restricted stock unit grants. On an annual basis, the Compensation Committee reviews with the Board the percentage ownership of Endwave held by employees and compares that to the employee ownership of comparable companies. The Compensation Committee uses this metric because it is easy to measure and compare to comparable companies. Based on its review, the Compensation Committee approves an annual grant. For 2009, the aggregate annual grant to all employees was approximately 3.4% of fully-diluted shares.
     All option and restricted stock unit grants are approved by the Compensation Committee at Endwave’s regular quarterly Board of Directors meeting. The options and restricted stock units are approved so that the grant date is three days after the release of our financial results for the preceding quarter. The exercise price for option awards is determined as the closing price on the day prior to grant. As permitted under U.S. generally accepted accounting principles, Endwave has historically determined fair market value under its stock option plans based upon the closing market price as reported by the NASDAQ Global Market for the day preceding the date of grant.
     Other Benefits: Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability, and accidental death and dismemberment insurance, our 401(k) plan and our Employee Stock Purchase Plan (“ESPP”). During 2009, we made group life insurance payments as reflected in the Summary Compensation Table below. We do not maintain any pension plan, retirement benefit or deferred compensation arrangements other than our 401(k) plan. During 2009, Endwave suspended its program applicable to all of its 401(k) plan participants under which it matched 50% of employee contributions up to a maximum of 4% of base salary.

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Chief Executive Officer Compensation
     In general, the factors utilized in determining Mr. Mikulsky’s compensation were similar to those applied to the other executive officers in the manner described in the preceding paragraphs. A significant percentage of his potential compensation was, and continues to be, subject to consistent, positive, long-term company performance. Based on a review of the above mix of factors, for 2009, the Compensation Committee granted to Mr. Mikulsky compensation as detailed in the Summary Compensation Table below. Based on these figures, over 34% of Mr. Mikulsky’s total compensation (measured according to the Summary Compensation Table and reflecting the Estimated Possible Target Payout as discussed in the Grants of Plan-Based Awards Table) was based on variable components such as stock options.
Employment, Severance and Change in Control Agreements
     We believe that the retention of our executive officers is critical to our business. Given the competitive nature of the technology industry, the demand for experienced executives is high. Moreover, the level of involuntary terminations of executives in the technology industry is high. In order to encourage our key employees to remain with Endwave, our board of directors has established and maintains our Senior Executive Officer Severance and Retention Plan and our Executive Officer Severance Plan. Our Chief Executive Officer participates in the Senior Executive Officer and Retention Plan and our Senior Vice Presidents participate in the Executive Officer Severance Plan.
     Executive Officer Severance and Retention Plan Assuming No Change of Control: Under the Senior Executive Officer Severance and Retention Plan, if our Chief Executive Officer is terminated without cause, or resigns for certain specified reasons constituting constructive termination, the executive officer will receive (i) salary and benefits continuation based on the executive officer’s position and length of service with us and (ii) acceleration of vesting of all of his stock options. The salary and benefits continuation period for our Chief Executive Officer will be equal to the greater of 1.5 months for every year of service to us, or a total of nine months, if the termination of employment does not occur in connection with a change of control transaction.
     Under the Executive Officer Severance Plan, if a participating executive officer is terminated without cause, or resigns for certain specified reasons constituting constructive termination, the executive officer will receive salary and benefits continuation based on the executive officer’s position and length of service with us. In the case of the participating Senior Vice Presidents, the salary and benefits continuation period will be equal to the greater of one month for every year of service to us, or a total of 6 months, if the termination of employment does not occur in connection with a change of control transaction.
Potential 2009 Severance and Retention Benefits Assuming No Change of Control
     The following table shows the potential payout to our Chief Executive Officer and Senior Vice Presidents assuming termination does not occur in connection with, or within six months after, a change of control. The analysis assumes the employees were terminated without cause on December 31, 2009:

		COBRA	Option	Total
Name	Salary (l)	Benefits (2)	Awards (3)	Benefit

John J. Mikulsky	$458,250	$48,623	$39,728	$546,601
Curt P. Sacks	$105,000	$7,017	$2,563	$114,580
Daniel P. Teuthorn	$229,000	$14,108	$3,554	$246,662
Steven F. Layton	$197,083	$20,000	$7,695	$224,778

(1)	Reflects the greater of 9 months salary or 1.5 months salary for each full year of employment for Mr. Mikulsky (19.5 months) and the greater of 6 months salary or 1 month salary for each full year of employment up to a maximum of 12 months for Mr. Sacks (6 months), Mr. Teuthorn (12 months) and Mr. Layton (11 months).

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(2)	Reflects the greater of 9 months coverage or 1.5 months coverage for each full year of employment for Mr. Mikulsky (20 months) and the greater of 6 months coverage or 1 month coverage for each full year of employment up to a maximum of 12 months for Mr. Sacks (6 months), Mr. Teuthorn (12 months) and Mr. Layton (11 months).

(3)	Reflects value of options accelerated in the event of termination without cause without a change of control. Since the closing price of Endwave’s common stock on December 31, 2009, was $2.44 and the exercise prices of certain options outstanding and in-the-money on December 31, 2009 were below the closing price, the value of the options that would have been accelerated are reflected above.
     Executive Officer Severance and Retention Plan Assuming a Change of Control: The Compensation Committee believes that it is in the best interests of stockholders if our executive officers are able to focus on our business during both strong and weak business cycles without being distracted by the near-term financial impact that a potential termination of employment might have on them personally. The Compensation Committee also believes it is in the best interests of stockholders if our executive officers are able to evaluate the potential merits of a change of control transaction objectively without being distracted by the potentially adverse personal impact on themselves. The Compensation Committee believes that the total potential value of all change of control agreements with our executive officers is not disproportionate to the overall market value of Endwave.
     Under the Senior Executive Officer Severance and Retention Plan, if our Chief Executive Officer is terminated without cause, or resigns for certain specified reasons constituting constructive termination, he will receive (i) salary and benefits continuation based on his length of service with us and (ii) acceleration of vesting of all of his stock options. If our Chief Executive Officer’s employment is terminated by us without cause or by the Chief Executive Officer for certain specified reasons in connection with, or within six months after, the change of control transaction, the Chief Executive Officer will receive salary continuation for twice the period that would have applied had such termination not occurred in connection with a change of control as well as the acceleration of vesting of all of his stock options.
     Under the Executive Officer Severance Plan, if an executive officer is terminated without cause, or resigns for certain specified reasons constituting constructive termination, the participating Senior Vice Presidents will receive salary and benefits continuation based on the executive officer’s position and length of service with us. Upon the closing of a change of control transaction, if an executive officer’s employment is terminated by us without cause or by the executive officer for certain specified reasons in connection with, or within six months after, the change of control transaction, the executive officer will receive salary continuation for twice the period that would have applied had such termination not occurred in connection with a change of control, and the accelerated vesting for all of the executive officer’s outstanding stock options.
     The following table shows the potential payout to named executive officers under our Executive Officer Severance and Retention Plan assuming termination occurs in connection with, or within six months after, a change of control. The analysis assumes the employees were terminated without cause on December 31, 2009:

		COBRA	Option	Total
Name	Salary (l)	Benefits (2)	Awards (3)	Benefit

John J. Mikulsky	$916,500	$48,623	$39,728	$1,004,851
Curt P. Sacks	$210,000	$14,035	$14,200	$238,235
Daniel P. Teuthorn	$229,000	$14,108	$13,791	$256,899
Steven F. Layton	$215,000	$21,819	$20,295	$257,114

(1)	Reflects the greater of 18 months salary or 3 months salary for each full year of employment for Mr. Mikulsky (39 months) and the 12 months salary for Mr. Sacks, Mr. Teuthorn and Mr. Layton.

(2)	Reflects the greater of 9 months coverage or 1.5 months coverage for each full year of employment for Mr. Mikulsky (20 months) and 12 months coverage for Mr. Sacks, Mr. Teuthorn and Mr. Layton.

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(3)	Reflects value of options accelerated in the event of termination without cause in connection with a change of control. Since the closing price of Endwave’s common stock on December 31, 2009, was $2.44 and the exercise prices of certain options outstanding and in-the-money on December 31, 2009 were below the closing price, the value of the options that would have been accelerated are reflected above.
Named Executive Officer Compensation
     The following table provides information regarding all plan and non-plan compensation awarded to, earned by or paid to our chief executive officer, our chief financial officer, each of our other executive officers serving as such at the end of 2009 for all services rendered in all capacities to us during 2007, 2008 and 2009. We refer to these executive officers as our named executive officers.
Summary Compensation Table

					Non-Equity
				Option	Incentive Plan	All Other	Total
Name and Principal Position	Year	Salary	Bonus	Awards	Compensation	Compensation	Compensation
	(1)	(2)	(3)	(4)	(5)	(6)	(7)
Edward A. Keible, Jr.	2009	$365,215		$304,986	$0	$1,070,126	$1,740,327
Former President and Chief Executive Officer	2008	$384,615		$467,699	$77,200	$9,492	$939,006
	2007	$371,923	$1,741	$707,542	$0	$11,827	$1,093,033

Brett W. Wallace	2009	$130,327		$40,703	$0	$215,198	$386,228
Former Chief Financial Officer	2008	$249,269		$134,128	$37,600	$6,324	$427,321
and Executive Vice President	2007	$233,000		$280,214	$0	$2,785	$515,999

John J. Mikulsky	2009	$282,000		$130,576	$0	$2,618	$415,194
President and Chief Executive Officer	2008	$280,385		$222,316	$42,300	$7,287	$552,288
	2007	$266,154		$280,214	$0	$5,773	$552,141

Curt P. Sacks	2009	$199,615		$112,430	$0	$9,718	$321,763
Senior Vice President and Chief Financial Officer

Steven F. Layton	2009	$215,000		$65,289	$0	$2,243	$282,532
Senior Vice President	2008	$213,731		$111,158	$21,500	$5,492	$351,881
Sales and Marketing	2007	$201,808		$140,107	$0	$55,903	$397,818

Daniel F. Teuthorn	2009	$229,000		$60,862	$0	$2,333	$292,195
Senior Vice President	2008	$227,731		$93,540	$22,900	$86,921	$431,092
Product Development and Operations	2007	$216,039		$140,107	$0	$57,172	$413,318

(1)	Mr. Keible resigned from the company in November, 2009 and Mr. Wallace resigned in June, 2009. Mr. Mikulsky was promoted to the position of Chief Executive Officer in December 2009 and Mr. Sacks was promoted to the position of Chief Financial Officer in June 2009.

(2)	The amounts in this column reflect annual salary earned.

(3)	Reflects cash bonus paid to Mr. Keible for the award of a patent.

(4)	The amounts in this column represent the compensation cost related to stock option awards issued to named executive officers. For purposes of this table, the fair value excludes the impact of estimated forfeitures.

(5)	The amounts in this column represent total performance-based bonuses earned for services rendered during the fiscal year.

(6)	The amounts in this column represent all other compensation payments. For Mr. Keible all other compensation of $1,070,126 includes $965,000 of severance to be paid over 30 months beginning in 2010. For Mr. Wallace

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all other compensation of $215,198 includes $188,250 of severance paid during 2009. Also included are total payments made by Endwave for group insurance, educational reimbursement and 401(k) employer matching contributions. Other Compensation for Mr. Teuthorn included educational reimbursement of $81,123 in 2008 and $52,459 in 2007.

(7)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the preceding columns.
     The following table provides information with regard to potential cash bonuses paid or payable in 2009 under our performance-based, non-equity incentive plan, and with regard to stock options granted to each named executive officer during 2009. During 2009, Endwave offered to exchange certain fully-vested out-of-the-money options for new options with a two-year vesting period, except for options to purchase 67,143 shares issued to non-employee members of our Board of Directors, which primarily have a one-year vesting period, and an exercise price based on the prevailing per share price of our common stock. All Endwave employees including executive officers and non-executive directors were offered the opportunity to exchange options with exercise prices above $5.00 per share for these newly-issued options. The Compensation Committee took this action with the intent of aligning our employees’ interests with our stockholders’ interests and fostering employee retention. Believing that these out-of-the-money options no longer provided the long-term incentive and retention objectives that they were intended to provide, the exchange offer addressed this situation by providing employees with an opportunity to exchange eligible option grants for new option grants. This exchange offer was completed on September 11, 2009. The table below reflects options that were granted as part of this exchange offer as well as annual option grants for 2009. Other than the option awards noted below, there were no other stock awards granted during 2009.
Grants of Plan-Based Awards in Fiscal 2009

							Grant Date
					All Other Option	Exercise	Closing Market
		Estimated Possible Payouts			Awards: Number	or Base	Price of	Grant Date
		Under Non-Equity Incentive			of Securities	Price of	Securities	Fair Value of
		Plan Awards			Underlying	Option	Underlying	Stock and
	Grant	Threshold	Target	Maximum	Options	Awards	Option	Option Awards
Name	Date	($)	($)	($)	(#)	($/Sh)	($/Sh) (1)	($)
Edward A. Keible, Jr	2/6/09	$0	$0	$0	100,000	$1.81	$1.89	$101,756	(4)
Edward A. Keible, Jr	9/11/09	$0	$0	$0	142,102	$2.53	$2.60	$203,229	(4)
Brett W. Wallace	2/6/09	$0	$0	$0	40,000	$1.81	$1.89	$40,703	(4)
John J. Mikulsky	2/6/09	$0	$0	$0	40,000	$1.81	$1.89	$40,703	(2)
John J. Mikulsky	9/11/09	$0	$0	$0	66,639	$2.53	$2.60	$89,874	(3)
Curt P. Sacks	2/6/09	$0	$0	$0	20,000	$1.81	$1.89	$20,351	(2)
Curt P. Sacks	7/31/09	$0	$0	$0	40,000	$2.40	$2.38	$53,900	(2)
Curt P. Sacks	9/11/09	$0	$0	$0	31,873	$2.53	$2.60	$38,178	(3)
Daniel P. Teuthorn	2/6/09	$0	$0	$0	20,000	$1.81	$1.89	$20,351	(2)
Daniel P. Teuthorn	9/11/09	$0	$0	$0	30,518	$2.53	$2.60	$40,511	(3)
Steven F. Layton	2/6/09	$0	$0	$0	20,000	$1.81	$1.89	$20,351	(2)
Steven F. Layton	9/11/09	$0	$0	$0	34,747	$2.53	$2.60	$44,938	(3)

(1)	The exercise price for option awards is determined as the closing price on the day prior to grant. Therefore, the grant date closing price of the security underlying the option can differ materially, positively or negatively, from the exercise price of the option award.

(2)	Each option vests as to 1/8 of the shares of common stock underlying it on the six month anniversary of the grant date, with the remaining seven-eighths of the grant vesting in equal quarterly installments over the remaining four-year vesting period. For the purposes of this table, the value excludes the impact of estimated forfeitures.

(3)	Each option vests as to 25% of the shares of common stock underlying it on the six-month anniversary of the grant date, with the remainder vesting in equal quarterly installments over the following six quarters. For the purposes of this table, the value excludes the impact of estimated forfeitures.

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(4)	The vesting of such options was accelerated in full upon termination of employment.
     The following table provides information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2009. Other than stock options as noted, there were no other stock awards outstanding at December 31, 2009.
Outstanding Equity Awards at December 31, 2009

	Number of Securities
	Underlying			Option	Option
	Unexercised Options(1)(2)			Exercise	Expiration
Name of Executive Officers	Exercisable		Unexercisable	Price	Date
Edward A. Keible, Jr.	100,000		0	$1.81	2/5/2019
	33,333	(3)	0	$2.53	9/10/2019
	1,358	(3)	0	$2.53	9/10/2019
	12,500	(3)	0	$2.53	9/10/2019
	9,579	(3)	0	$2.53	9/10/2019
	25,000	(3)	0	$2.53	9/10/2019
	2,038	(3)	0	$2.53	9/10/2019
	12,128	(3)	0	$2.53	9/10/2019
	33,333	(3)	0	$2.53	9/10/2019
	12,500	(3)	0	$2.53	9/10/2019
	333	(3)	0	$2.53	9/10/2019
Brett W. Wallace	40,000		0	$1.81	2/5/2019
John J. Mikulsky	5,860		0	$1.17	1/30/2013
	13,894		0	$1.93	6/5/2013
	40,000		0	$1.81	2/5/2019
	13,333	(3)	0	$2.53	9/10/2019
	1,552	(3)	0	$2.53	9/10/2019
	3,447	(3)	0	$2.53	9/10/2019
	10,000	(3)	0	$2.53	9/10/2019
	10,000	(3)	0	$2.53	9/10/2019
	5,000	(3)	0	$2.53	9/10/2019
	2,038	(3)	0	$2.53	9/10/2019
	6,295	(3)	0	$2.53	9/10/2019
	1,641	(3)	0	$2.53	9/10/2019
	13,333	(3)	0	$2.53	9/10/2019
Curt P. Sacks	20,000		0	$1.81	2/5/2019
	40,000		0	$2.40	7/30/2019
	6,666	(3)	0	$2.53	9/10/2019
	875	(3)	0	$2.53	9/10/2019
	1,000	(3)	0	$2.53	9/10/2019
	2,500	(3)	0	$2.53	9/10/2019
	13,333	(3)	0	$2.53	9/10/2019
	833	(3)	0	$2.53	9/10/2019
	6,666	(3)	0	$2.53	9/10/2019
Steven F. Layton	1,351		0	$1.17	1/30/2013
	2,813		0	$1.93	6/5/2013
	8,910		0	$1.93	6/5/2013
	20,000		0	$1.81	2/5/2019
	6,666	(3)	0	$2.53	9/10/2019
	1,552	(3)	0	$2.53	9/10/2019
	947	(3)	0	$2.53	9/10/2019
	5,000	(3)	0	$2.53	9/10/2019

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	Number of Securities
	Underlying			Option	Option
	Unexercised Options(1)(2)			Exercise	Expiration
Name of Executive Officers	Exercisable		Unexercisable	Price	Date
	5,000	(3)	0	$2.53	9/10/2019
	2,916	(3)	0	$2.53	9/10/2019
	2,446	(3)	0	$2.53	9/10/2019
	3,554	(3)	0	$2.53	9/10/2019
	6,666	(3)	0	$2.53	9/10/2019
Daniel P. Teuthorn	938		0	$1.17	1/30/2013
	20,000		0	$1.81	2/5/2019
	6,666	(3)	0	$2.53	9/10/2019
	1,358	(3)	0	$2.53	9/10/2019
	829	(3)	0	$2.53	9/10/2019
	2,500	(3)	0	$2.53	9/10/2019
	5,000	(3)	0	$2.53	9/10/2019
	2,500	(3)	0	$2.53	9/10/2019
	2,038	(3)	0	$2.53	9/10/2019
	2,961	(3)	0	$2.53	9/10/2019
	6,666	(3)	0	$2.53	9/10/2019

(1)	Each option vests as to 1/8 of the shares of common stock underlying it on the six month anniversary of the grant date, with the remaining seven-eighths of the grant vesting in equal quarterly installments over the remaining four-year vesting period. Each option expires ten years after the date of grant or, if earlier, three months after termination of employment in most cases.

(2)	All options described in the above table are reflected as exercisable because all options granted to our executive officers have an “early exercise” feature that allows optionees to exercise unvested options, subject to our right to repurchase the unvested shares at cost upon the optionee’s termination of employment. Options unvested as of December 31, 2009 are as follows: Keible, 0; Wallace, 0; Mikulsky, 99,139; Sacks, 83,123; Layton, 50,997; and Teuthorn, 46,768.

(3)	This option was replaced in our 2009 option exchange program for an option with an exercise price per share of $2.53. As required by such program, the new option vests over two years beginning in September, 2009.
2009 Option Exercises
     There were no stock options exercised by our named executive officers during 2009.
     Compensation of Non-Employee Directors
     The following table provides information regarding compensation paid to our non-employee directors who served on our board as of December 31, 2009.

	Fees Paid	Option	Total
Name	In Cash	Awards	Compensation
		(1)

Edward C.V. Winn, Chairman	$44,000	$18,712	$62,712
Joseph J. Lazzara	$34,000	$11,989	$45,989
John F. McGrath	$41,000	$11,989	$52,989
Wade Meyercord	$33,000	$11,989	$44,989
Eric D. Stonestrom	$28,000	$16,336	$44,336

(1)	The amounts included in the “Option Awards” column represent the compensation cost related to stock option awards issued in 2009. For purposes of this table, the value excludes the impact of estimated forfeitures.
     At its April 2010 meeting, the Compensation Committee completed its annual review of cash and equity compensation of the board. The Compensation Committee reviewed the cash and equity board compensation paid by a set of technology companies with revenues and market capitalization similar to those of Endwave. The

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Compensation Committee recommended to the full Board of Directors the levels of cash compensation set forth below and the Board of Directors approved. The levels of cash compensation shown below were reviewed and approved based on projected current median pay levels of the peer group. The members of the Board of Directors are also eligible for reimbursement for travel expenses incurred in connection with attendance at Board of Directors and committee meetings in accordance with Endwave company policy.
Board Membership Fees Payable to Non-Employee Directors

Non-Employee Director Annual Retainer	$25,000
Board Chair Annual Retainer	$10,000
Audit Committee Chair Annual Retainer	$16,000
Audit Committee Member Annual Retainer	$8,000
Compensation Committee Chair Annual Retainer	$8,000
Compensation Committee Member Annual Retainer	$4,000
Nominating and Governance Committee Chair Annual Retainer	$6,000
Nominating and Governance Committee Member Annual Retainer	$2,000
Board Meeting Fee	$0
Committee Meeting Fee	$0
     Non-employee directors are eligible to receive automatic option and restricted stock unit award grants made under our Company’s 2000 Non-Employee Director Plan and our Company’s 2007 Equity Incentive Plan. Pursuant to these plans, each non-employee director is granted an option or restricted stock unit award , referred to as an initial option, to purchase 20,000 shares of common stock automatically upon his or her initial election or appointment to the Board of Directors. Each non-employee director is also granted an option and/or restricted stock unit award, referred to as an annual option, to purchase an additional 10,000 shares of common stock each year after his or her election or appointment to the Board of Directors. Such annual option or restricted stock unit award is granted on May 1. In either case, if any non-employee director has not served in that capacity for the entire period since the preceding grant date, then the number of shares subject to the annual grant will be reduced, pro rata, for each full quarter the director did not serve during the previous period. All such options expire after ten years and have an exercise price equal to the closing fair market value on the day before the date of grant. All initial options vest over four years at the rate of 1/48 of the total option shares per month. Annual options granted after February 2008 vest over one year at the rate of 1/12 of the total option shares per month. Annual restricted stock units granted after April 2010 vest in full one year after grant. Our Company’s non-employee directors are also eligible to participate in our Company’s 2007 Equity Incentive Plan on a discretionary basis. No discretionary awards were made to non-employee directors during 2009.
REPORT OF THE COMPENSATION COMMITTEE1
     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis, or CD&A, contained in this report. Based on this review and discussion, the Compensation Committee has recommended to our board of directors that the CD&A be included in this report as well as our proxy statement for our 2010 annual meeting of stockholders.
Wade Meyercord (Chairperson)
Joseph Lazzara
John F. McGrath

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Indemnification
          Our bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the extent not prohibited by Delaware law. The bylaws also require us to advance litigation expenses in the case of stockholder derivative actions or other actions. The indemnified party must repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.
Related-Person Transactions Policy and Procedures
          We have a corporate policy with regard to our policies and procedures for the identification, review, consideration and approval or ratification of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Endwave and any “related person” are participants involving an amount that exceeds $5,000. Transactions involving compensation for services provided to Endwave as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons. This policy is not currently in writing but instead is dictated by principles of Delaware corporate law as in effect at the time and the discharge of our directors’ fiduciary duties to Endwave.
          In the event any transaction in which we propose to engage is a related-person transaction, our management must present information regarding the proposed related-person transaction to the disinterested non-employee members of our board of directors for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to Endwave of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and significant stockholders. In considering related-person transactions, the disinterested non-employee members of the board take into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to Endwave, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the disinterested non-employee members of the board look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of Endwave and its stockholders, as determined in the good faith exercise of such directors’ discretion.
Certain Related-Person Transactions
          In January 2010, Endwave entered into a Stock Purchase Agreement with Oak Investment Partners XI, Limited Partnership (“Oak”), pursuant to which Endwave repurchased 300,000 shares of Endwave Series B Preferred Stock held by Oak for $36 million in cash. Such shares had entitled Oak to a liquidation preference equal to its original investment of $45 million before any proceeds from a liquidation or sale of the company would have been paid to the holders of Endwave’s common stock. Oak originally acquired such shares in April 2006. Endwave and Oak also agreed to terminate the Preferred Stock and Warrant Purchase Agreement, dated as of April 24, 2006, between Endwave and Oak, and Eric Stonestrom, Oak’s designee to the Endwave Board of Directors, resigned from Endwave’s board of directors. In addition, Oak agreed that neither it nor its affiliates would directly or indirectly participate in any acquisition of shares or assets of the Company, or seek to control or influence the management or board of directors of the Company, for five years.

27.

Householding of Proxy Materials
          The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials or notices of internet availability of proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of materials or notice addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
          This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of materials or notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of materials or notice, please notify your broker. If you are subject to “householding” and wish to receive a separate set of materials or notice, direct your written request to Endwave Corporation, Attn: Curt Sacks, Corporate Secretary, 130 Baytech Drive, San Jose, California 95134 or contact Mr. Sacks at 408-522-3100. Stockholders who currently receive multiple copies of the set of materials or notice at their addresses and would like to request “householding” of their communications should contact their brokers.
Other Matters
          The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

Curt P. Sacks
Corporate Secretary
June 11, 2010
     Our Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2009 is included is these proxy materials. Additional copies of our Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2009 are available without charge upon written request to Investor Relations, Endwave Corporation, 130 Baytech Drive, San Jose, California 95134.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR the nominee listed and FOR Proposal 2. 1. To elect the director listed below to hold office until the 2013 Annual Meeting of Stockholders. Joseph J. Lazzara Mark here to vote Mark here to WITHHOLD FOR the nominee vote from the nominee For Against Abstain 2. To ratify the selection by the Audit Committee of the Board of Directors of Burr Pilger Mayer, Inc. as the independent registered public accounting firm of Endwave Corporation for its fiscal year ending December 31, 2010. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 0 2 5 5 9 0 2 0178FB

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — ENDWAVE CORPORATION PROXY SOLICITED BY THE BOARD OF DIRECTORS For The Annual Meeting of Stockholders To be held July 21, 2010 The undersigned hereby appoints John J. Mikulsky and Curt P. Sacks, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Endwave Corporation, which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Endwave Corporation to be held at the corporate headquarters of Endwave Corporation at 130 Baytech Drive, San Jose, California, on Wednesday, July 21, 2010 at 8:00 am (PDT), and at any and all postponements, continuations and adjournments thereof with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES. (continued on reverse side)